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                                                                 EXHIBIT 5(a)(1)




                                AMENDMENT NO. 1
                                       TO
                      MASTER INVESTMENT ADVISORY AGREEMENT


         This Amendment dated as of November 14, 1994, amends the Master Investment Advisory Agreement (the "Agreement"), dated October 18, 1993, between AIM Equity Funds, Inc., a Maryland corporation (the "Company"), and A I M Advisors, Inc., a Delaware corporation (the "Advisor").


                             W I T N E S S E T H :

         WHEREAS, the parties desire to amend the Agreement to increase the compensation payable thereunder to the Advisor with respect to AIM Aggressive Growth Fund, a portfolio of the Company;

         NOW, THEREFORE, the parties agree as follows:

         1. The section in Appendix A to the Agreement relating to AIM Aggressive Growth Fund is hereby amended to read in full as follows:

   NET ASSETS                                                        RATE
   ----------                                                        ----

First $150 million  . . . . . . . . . . . . . . . . . . . . . . . .  0.80%
Over $150 million   . . . . . . . . . . . . . . . . . . . . . . .   0.625%

         2. In all other respects, the Agreement is hereby confirmed and remains in full force and effect.

         IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers on the date first written above.

                                        AIM EQUITY FUNDS, INC.


                                        By: /s/ ROBERT H. GRAHAM
                                            -----------------------------------
                                        Title: President
                                               --------------------------------

                                        A I M ADVISORS, INC.


                                        By: /s/ ROBERT H. GRAHAM
                                            ------------------------------------
                                        Title: President
                                               ---------------------------------